Exhibit 99.1

Semtech Announces Second Quarter Results; Operating Income Up 9
Percent, Exceeding Forecast; New Orders Up 7 Percent; Jason Carlson to Become CEO, Board Member

    CAMARILLO, Calif.--(BUSINESS WIRE)--Aug. 26, 2003--Semtech Corporation (Nasdaq:SMTC), a leading producer of high performance analog and mixed-signal semiconductors, today announced results for its fiscal year 2004 second quarter that ended July 27, 2003 and the promotion of Jason Carlson effective October 6, 2003.
    Net sales for the second quarter of fiscal year 2004 were $44.6 million, an increase of 1 percent compared to the net sales of $44.0 million for first quarter of fiscal year 2004. Earnings per diluted share under generally accepted accounting principles (GAAP) were 3 cents on net income of $2.4 million. Earnings for the second quarter include a pre-tax charge of $6.8 million or net-of-tax 7 cents per diluted share impact related to the Company's calling of its convertible subordinated notes.
    Gross margin was 57.3 percent in the second quarter of fiscal year 2004, up from 56.5 percent in the first quarter. Operating income was up 9 percent over the previous quarter. The growth in operating income, which exceeded forecast, was driven by sales of higher margin products.
    Sales for the first six months of fiscal year 2004 were $88.6 million and net income was $10.7 million or 14 cents per diluted share. For the first six months of fiscal year 2003, net sales were $101.3 million and net income was $21.1 million or 27 cents per diluted share.
    New orders in the second quarter of fiscal year 2004 were up 7 percent over the prior quarter, resulting in a book-to-bill ratio that was above one. New orders were particularly strong out of the industrial and communications end-markets. Demand from the notebook segment of the computer market remained strong.
    Jack Poe, Semtech's Chairman and Chief Executive Officer, commented, "Demand for the Company's Test and Measurement products improved during the quarter ahead of expectations. In the area of Portable Power Management, this product line represented 38 percent or approximately $26.0 million of new design dollars in the quarter. Portable Power Management sales in the coming quarter are forecasted to be up approximately 100 percent compared to the prior year period."

    Third Quarter Outlook

    Jason Carlson, Semtech's President and Chief Operating Officer, said, "Order activity in the second quarter supports our belief that solid shipment growth can be achieved in the third quarter. We expect seasonal strength out of the computer and wireless markets and a cyclical recovery in the ATE end-market. In addition, the newer product lines of Human Input Devices, Networking/Industrial Power Management and Advanced Communications are expected to grow faster than the overall Company in the second half of fiscal year 2004."
    Based on the strong order rates in the second quarter and so far in August, Semtech estimates that net sales for the third quarter of fiscal year 2004 will be up 4 to 6 percent over the second quarter. Turns orders (orders received and shipped in the same quarter) of approximately 52 percent are required to achieve this forecast. Gross margin and operating income are forecasted to improve. Interest and other income is expected to be approximately $1.0 million. Earnings per diluted share in the third quarter are forecasted to be 11 cents.

    Jason Carlson Promotion

    Semtech announced that Jason Carlson has been promoted to President and Chief Executive Officer, effective October 6, 2003. Mr. Carlson will also become a member of the Company's board of directors. Jack Poe, Semtech's current Chief Executive Officer, will continue in his role as Chairman of the Board. Mr. Carlson was hired as President and Chief Operating Officer of Semtech in November 2002. He has nearly twenty years of semiconductor experience, including several senior positions in the audio and video market segments.

    Strong Balance Sheet and Ongoing Buyback

    On July 18, 2003 Semtech called the remaining $165.0 million of its outstanding convertible subordinated notes resulting in a pre-tax charge of $6.8 million or net-of-tax 7 cents per diluted share impact. The Company ended the second quarter with $245.8 million of cash and marketable securities and no long-term debt. Semtech bought approximately $900,000 of common stock in the second quarter under its current buyback program and there remains $19.2 million authorized for additional stock purchases.

    About Semtech

    Semtech Corporation is a leading supplier of analog and mixed-signal semiconductors used in a wide range of computer, industrial and communication applications.

    Safe Harbor Provision

    Statements contained in this release that are not historical facts are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements, including projections and forecasts for revenue and gross margin, involve risks and uncertainties that could cause actual results to differ materially from those projected. These risks and uncertainties include worldwide economic and political conditions, the timing and duration of semiconductor market upturns or downturns, demand for personal computers, cellular phones and automated test equipment, demand for semiconductor devices in general, competitors' actions, relations with large strategic customers and suppliers, manufacturing costs and yields, demand for the Company's products in particular, and risks associated with the businesses of major customers. Other factors that may cause actual results to differ from the forward-looking statements contained in this press release and that may affect the Company's prospects in general are described in the Company's filings with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise forward-looking statements to reflect subsequent events or changed assumptions or circumstances.



                          SEMTECH CORPORATION
                   CONSOLIDATED STATEMENTS OF INCOME
               (In thousands - except per share amounts)

                                 Three Months Ended  Six Months Ended
                                  July 27, July 28,  July 27, July 28,
                                    2003     2002     2003      2002

 Net sales                        $44,569  $52,071  $88,586  $101,259
 Cost of sales                     19,039   21,739   38,199    42,847
 Gross profit                      25,530   30,332   50,387    58,412

 Operating costs and expenses:
 Selling, general and
  administrative                    9,228    8,816   18,174    17,228
 Product development and
  engineering                       7,477    8,273   15,302    15,797

 Total operating costs and
  expenses                         16,705   17,089   33,476    33,025

 Operating income                   8,825   13,243   16,911    25,387

 Interest and other (expense)
  income, net                      (5,651)   1,540   (2,859)    2,719

 Income before provision for taxes  3,174   14,783   14,052    28,106
 Provision for taxes                  762    3,696    3,373     7,027

 Net income                        $2,412  $11,087  $10,679   $21,079
                                  ======== ======== ======== =========

 Earnings per share:
 Basic                              $0.03    $0.15    $0.15     $0.29
 Diluted                            $0.03    $0.14    $0.14     $0.27

 Weighted average number of
  shares:
 Basic                             73,411   73,348   73,326    73,014
 Diluted                           76,985   78,627   76,745    78,796



    Notes regarding Consolidated Statements of Income:

    1.) "Interest and other (expense) income, net" includes a $6.8 million charge for the calling of the Company's convertible subordinated notes in the three and six month periods ended July 27, 2003.
    2.) In the six month period ended July 27, 2003, $792,000 of previously written-off inventory was sold and $644,000 of previously written-off inventory was sold in the six month period ended July 28, 2002.
    3.) "Interest and other (expense) income, net" includes a gain on the repurchase of convertible subordinated notes of $2.9 million in the six month period ended July 27, 2003 and a gain of $569,000 in the six month period ended July 28, 2002.



                          SEMTECH CORPORATION
                      CONSOLIDATED BALANCE SHEETS
                            (In thousands)

                                                April 27,  January 26,
                                                   2003       2003
                                                (Unaudited)
Assets

Current assets:
Cash and cash equivalents                           $72,007  $137,041
Temporary investments                               154,425   273,382
Receivables, less allowances                         22,722    17,676
Inventories                                          18,348    16,351
Income taxes refundable                               5,795         -
Deferred income taxes                                 5,461    11,731
Other current assets                                  3,314     2,267
Total current assets                                282,072   458,448
Property, plant and equipment, net                   49,938    51,547
Investments, maturities in excess of 1 year          19,382    78,624
Deferred income taxes                                25,753    27,143
Other assets                                            552     4,784

Total Assets                                       $377,697  $620,546
                                                  ========== =========

Liabilities and Stockholders' Equity

Current liabilities:
Accounts payable                                     $9,626    $5,725
Accrued liabilities                                  13,070    26,596
Income taxes payable                                  1,490     3,593
Deferred revenue                                      1,275     1,583
Other current liabilities                                51        39
Total current liabilities                            25,512    37,536
Long-term debt                                            -   241,570
Total Stockholders' equity                          352,185   341,440

Total Liabilities and Stockholders' Equity         $377,697  $620,546
                                                  ========== =========

    CONTACT: Semtech Corporation
             John Baumann, 805-480-2010 (Investor Relations)